UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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HNI CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HNI CORPORATION

414 EAST THIRD STREET - P.O. BOX 1109

MUSCATINE, IA 52761-0071

563/272-7400

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2006 Annual Meeting of Shareholders of HNI Corporation (the “Corporation”) will be held at the Holiday Inn, Highways 61 and 38 North, Muscatine, Iowa, on Tuesday, May 2, 2006, beginning at 10:30 a.m. (local time), in order to:

1.                                       Elect one Director for a term of one year and four Directors for terms of three years each or until their successors are elected and qualify;

2.                                       Ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accountant for the fiscal year ended December 30, 2006; and

3.                                       Transact any other business that may properly be brought before the meeting or any adjournment or postponement thereof.

The holders of record of the Corporation’s Common Stock, par value $1.00 per share, as of the close of business on March 3, 2006, are entitled to vote at the meeting.

You are encouraged to attend the meeting.  We want to keep you informed of the Corporation’s activities and progress.

By Order of the Board of Directors,

Jeffrey D. Lorenger

Vice President, General Counsel and Secretary

March 17, 2006

PLEASE MARK, SIGN, DATE, AND RETURN PROMPTLY THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PREPAID ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

TABLE OF CONTENTS

INFORMATION ABOUT VOTING

VOTING SECURITIES
Beneficial Owners of Common Stock

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

PROPOSAL NO. 1 - ELECTION OF DIRECTORS
Nominees for Election
Incumbent Directors
Required Vote
Recommendation of the Board

INFORMATION REGARDING THE BOARD
Director Independence
Board Committees
Director Nominations
Board Meetings
Shareholder Communications with the Board
Director Attendance at Annual Meetings of Shareholders
Director Compensation

PROPOSAL NO. 2 - RATIFY AUDIT COMMITTEE’S SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FOR FISCAL 2006
Independent Registered Public Accountant
Recommendation of the Board

AUDIT COMMITTEE REPORT

FEES INCURRED FOR PRICEWATERHOUSECOOPERS LLP

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CODE OF BUSINESS CONDUCT AND ETHICS

EXECUTIVE COMPENSATION
Summary Compensation Table
Stock Options
Option Exercises and Holdings
Long-Term Performance Plan
Change in Control Employment Agreements
Performance Graph

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD ON EXECUTIVE COMPENSATION
Compensation Committee Interlocks and Insider Participation

DEADLINE FOR SHAREHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING

OTHER MATTERS

HNI Corporation

414 East Third Street

Muscatine, Iowa 52761

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 2, 2006

We are mailing this Proxy Statement, with the accompanying proxy card, to you on or about March 17, 2006 in connection with the solicitation of proxies by and on behalf of the HNI Corporation (the “Corporation” or “HNI”) Board of Directors (the “Board” or “Directors”) for the 2006 annual meeting of shareholders and any adjournment or postponement of that meeting (the “Meeting”).  The Meeting will be held on Tuesday, May 2, 2006, beginning at 10:30 a.m., local time, at the Holiday Inn, Highways 61 and 38 North, Muscatine, Iowa.

INFORMATION ABOUT VOTING

Who can attend and vote at the Meeting?

Shareholders of record as of the close of business on March 3, 2006 (the “Record Date”) are entitled to attend and vote at the Meeting.  Each share of the Corporation’s common stock, par value $1.00 per share (“Common Stock”), is entitled to one vote on all matters to be voted on at the Meeting and can be voted only if the shareholder of record is present to vote or is represented by proxy.  The proxy card provided with this Proxy Statement indicates the number of shares of Common Stock that you own and are entitled to vote at the Meeting.

What constitutes a quorum at the Meeting?

The presence at the Meeting, in person or represented by proxy, of the holders of a majority of the outstanding shares of Common Stock (“Outstanding Shares”) on the Record Date will constitute a quorum for purposes of the Meeting.  On the Record Date, there were 51,941,426 Outstanding Shares.  For purposes of determining whether a quorum exists, proxies received but marked “withhold” or “abstain” and so-called “broker non-votes” (described on the following page) will be counted as present.

How do I vote by proxy?

If you properly complete your proxy card and our transfer agent, Computershare Investor Services LLC, receives it in time to vote at the Meeting, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed.  No postage is required if your proxy card is mailed in the United States in the return envelope that has been enclosed with this Proxy Statement.

If you sign, date and return the proxy card but do not specify how your shares are to be voted, then your proxy will vote your shares as follows:

•                  “FOR” the election of the five nominees for Director named on page 5 of this Proxy Statement under “Proposal No. 1 - Election of Directors.”

•                  “FOR” the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accountant for the fiscal year ending December 30, 2006, as described on page 11 of this Proxy Statement under “Proposal No. 2 - Ratify Audit Committee’s Selection of PricewaterhouseCoopers LLP as the Corporation’s Independent Registered Public Accountant for Fiscal 2006.”

•                  In your proxy’s discretion as to any other business which may properly come before the Meeting.

How do I vote if my shares of Common Stock are held through a broker, trustee or other nominee?

If your shares of Common Stock are held for you as the beneficial owner through a broker, trustee or other nominee (such as a bank) in “street name,” rather than held directly in your name, you will need to instruct your broker, trustee or other nominee concerning how to vote your shares.  Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Meeting unless you obtain a “legal proxy” from the broker, trustee or other nominee that holds your shares, giving you the right to vote the shares at the Meeting.  Your broker, trustee or other nominee has enclosed with this Proxy Statement or will provide upon request voting instructions for you to use in directing the broker, trustee or other nominee how to vote your shares.

What discretion does my broker, trustee or other nominee have to vote my shares of Common Stock held in “street name”?

A broker, trustee or other nominee holding your shares of Common Stock in “street name” must vote those shares according to any specific instructions it receives from you.  If specific instructions are not received, your broker, trustee or other nominee generally may vote your shares in its discretion, depending on the type of proposal involved.  Under New York Stock Exchange (the “NYSE”) rules, there are certain proposals (“Non-Routine Proposals”) on which brokers may not vote without specific instructions from you.  If a Non-Routine Proposal comes to a vote at the Meeting, your shares will not be voted on that Non-Routine Proposal, giving rise to what is called a “broker non-vote.”  Shares represented by broker non-votes will be counted for purposes of determining the existence of a quorum.

Can I change my vote after I return my proxy card?

Yes.  You may change your vote at any time before your proxy is voted at the meeting.  To change your vote, you may:

•                  Deliver to our corporate secretary a written notice revoking your earlier vote; or

•                  Deliver to our transfer agent, if you are the shareholder of record, a properly completed and signed proxy card with a later date; or

•                  Deliver to your broker, trustee or other nominee, if your shares are held in “street name,” a properly completed and signed proxy card with a later date; or

•                  Vote in person at the Meeting.

Your attendance alone at the Meeting will not revoke a previously delivered proxy.  If you choose any of these methods to change your vote, you must take the described action no later than the beginning of the Meeting.  Once voting is completed at the Meeting, you will not be able to revoke your proxy or change your vote.  Unless your proxy is so revoked or changed, the shares of Common Stock represented by your proxy received by our transfer agent will be voted at the Meeting and at any adjournment or postponement of the Meeting.

How do I vote my shares in my retirement plan?

If you participate in the Corporation’s retirement plan, the proxy card you receive will also include Common Stock allocated to your account.  Properly completed and signed proxy cards will serve to instruct the plan trustee on how to vote any shares allocated to your account and a portion of all shares as to which no instructions have been received (the “undirected shares”) from plan participants.  The portion of the undirected shares to which your instructions will apply will be equal to the portion of the shares to which the trustee receives instructions represented by your shares.

How is the Corporation soliciting proxies?

The Corporation bears the cost of preparing, assembling and mailing the proxy material related to the solicitation of proxies by and on behalf of the Board for the Meeting.  In addition to the use of the mails, certain of our officers and members may, without additional compensation, solicit proxies in person, by telephone or through other means of communication.  Throughout this Proxy Statement we refer to our employees as our members.  The Corporation has retained Georgeson Shareholder Communications Inc. (“Georgeson”) to assist us in the solicitation of proxies for a fee of approximately $10,000, plus reimbursement of expenses.  This assistance will include requesting brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to those persons for whom they hold shares.  The Corporation will bear the cost of this solicitation.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy.  Your vote will not be disclosed either within the Corporation or to third parties, except:  (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote and (3) to facilitate a successful proxy solicitation.  Occasionally, shareholders provide written comments on their proxy cards, which are then forwarded to the Corporation’s management.

Who will serve as inspector of elections?

The inspector of elections will be a representative of our transfer agent, Computershare Investor Services LLC.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards.  For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares in “street name.”  If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card.  Please complete, sign, date and return each proxy card and voting instruction card that you receive.

The Securities and Exchange Commission (the “SEC”) has adopted rules which allow us to deliver a single annual report or proxy statement to any household at which two or more shareholders reside, whom we believe to be members of the same family.  If you have not previously consented to participate in this program and wish to receive only one copy of future HNI Corporation Annual Reports or HNI Corporation Proxy Statements, please write to us at Computershare Investor Services LLC, Attention:  Proxy Unit, P.O. Box 1878, Chicago, Illinois 60690-1878.  Your consent to receive only one copy of the annual report or proxy statement will remain in effect until we receive a written revocation notice from you.  We will continue to separately mail a proxy card for each registered shareholder account.

We provide our annual reports, notices to shareholders of the annual meetings and proxy statements over the Internet.  If you wish to give your consent to access such future documents over the Internet, please check the box in the CONSENT section on your proxy card.  These documents will be available on or about March 20, 2006, on the Corporation’s website at www.hnicorp.com, under “Investor Information—Annual & Quarterly Reports” and “Investor Information—Proxy Report.”  Once you give your consent, it will remain in effect until you notify the Corporation that you wish to resume mail delivery of the annual reports and proxy statements.  Even though you give your consent, you still have the right at any time to request copies of these documents.

Where can I find the voting results of the Meeting?

The Corporation intends to announce preliminary voting results at the Meeting and publish final results in our Quarterly Report on Form 10-Q for the second quarter of the Corporation’s fiscal year ending December 30, 2006 (“Fiscal 2006”).

VOTING SECURITIES

Beneficial Owners of Common Stock

Shareholders Owning 5% or More of Common Stock

On the Record Date, there were 51,941,426 Outstanding Shares.  On that date, to our knowledge, there were three shareholders who owned beneficially more than 5% of Common Stock.  The table below contains information, as of that date (except as noted below), regarding the beneficial ownership of these persons or entities.  Unless otherwise indicated, we believe that each of the persons or entities listed below has sole voting and investing power with respect to all the shares of Common Stock indicated.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class
State Farm Insurance Companies One State Farm Plaza Bloomington, Illinois 61701	Common Stock	7,366,400	(1)	14.2%

Terrence L. and Loretta B. Mealy 301 East Second Street Muscatine, Iowa 52761	Common Stock	3,436,413	(2)	6.6%

Columbia Wanger Asset Management, L.P. 227 West Monroe Street, Suite 3000 Chicago, Illinois 60606	Common Stock	2,877,000	(3)	5.5%

Notes

(1)	Information is based on a Schedule 13G/A, dated January 19, 2006, filed with the SEC by State Farm Insurance Companies for the period ended December 31, 2005.
(2)	Information is based on a Schedule 13G/A, dated February 7, 2006, filed with the SEC by Terrence L. and Loretta B. Mealy for the period ended December 31, 2005.
(3)	Information is based on a Schedule 13G, dated February 13, 2006, filed with the SEC by Columbia Wanger Asset Management, L.P., for the period ended December 31, 2005.

Corporation’s Directors and Executive Officers

On the Record Date, each of the Director Nominees, Directors and executive officers of the Corporation named in the Summary Compensation Table on page 14 of this Proxy Statement, and all Directors and executive officers of the Corporation, as a group, beneficially owned the number of shares of Common Stock as set forth below.  Except as otherwise indicated, the address of the persons listed below is 414 East Third Street, Muscatine, Iowa 52761.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

Stan A. Askren	124,383	(1)(2)	*
Miguel M. Calado	2,735		*
Gary M. Christensen	11,530	(2)	*
Cheryl A. Francis	12,959		*
John A. Halbrook	7,311	(2)	*
James R. Jenkins	221	(2)	*
Dennis J. Martin	9,674	(2)	*
Larry B. Porcellato	6,517	(2)	*
Joseph Scalzo	3,600	(2)	*
Abbie J. Smith	10,883	(2)	*
Brian E. Stern	15,302	(3)	*
Ronald V. Waters, III	5,610	(2)	*
David C. Burdakin	91,493	(4)	*
Bradley D. Determan	33,288	(4)	*
Jerald K. Dittmer	49,768	(4)	*
Eric K. Jungbluth	2,344		*
All Directors and Officers as a Group (21 persons)	425,661	(5)	*

Richard H. Stanley**	2,278,689	(6)(7)	4.4%

*  Less than 1 percent.

**Director Emeritus.

Notes

(1)

Includes 63,000 shares as of December 31, 2005 and an additional 20,000 shares as of February 13, 2006, that may be acquired by the exercise of stock options as of the Record Date or within 60 days thereof.

(2)

Includes deferred fees and/or compensation in the form of deferred shares of Common Stock held on the books and records of the Corporation in the following amounts: Mr. Askren - 5,584 shares; Mr. Christensen - 11,530 shares; Mr. Halbrook - 2,811 shares; Mr. Jenkins - 221 shares; Mr. Martin - 9,674 shares; Mr. Porcellato - 2,517 shares; Mr. Scalzo - 3,600 shares; Ms. Smith - 10,883 shares; and Mr. Waters - 5,610 shares.

(3)	Includes 3,392 shares held by or for the benefit of certain family members of Mr. Stern. Mr. Stern disclaims “beneficial ownership” of such shares.

(4)

Includes shares that may be acquired by the exercise of stock options as of the Record Date or within 60 days thereof as follows: Mr. Burdakin, 51,000 shares as of December 31, 2005 and an additional 20,000 shares as of February 13, 2006; Mr. Dittmer, 25,250 shares as of December 31, 2005 and an additional 12,000 shares as of February 13, 2006; and Mr. Determan, 16,500 shares as of December 31, 2005 and an additional 7,500 shares as of February 13, 2006.

(5)

Includes 158,750 shares as of December 31, 2005, an additional 63,500 shares as of February 13, 2006, and an additional 5,000 shares as of February 19, 2006, that may be acquired by the exercise of stock options by executive officers as of the Record Date or within 60 days thereof.

(6)	Includes 185,472 shares held by or for the benefit of certain family members of Mr. Stanley. Mr. Stanley disclaims “beneficial ownership” of such shares.

(7)

Includes 15,144 shares beneficially and indirectly owned by Mr. Stanley as co-trustee of the C. Maxwell Stanley and Elizabeth M. Stanley Real Estate Trust, 1,298,104 shares owned by The Stanley Foundation and 557,500 shares owned by The Holthues Trust. Mr. Stanley is Chairman, President and a director of The Stanley Foundation and President and a director of The Holthues Trust and, as such, shares voting and dispositive powers as to shares held by such entities, of which he disclaims “beneficial ownership.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, the Directors and executive officers of the Corporation, and certain persons who own more than 10% of the Outstanding Shares, are required to report their ownership of Common Stock and changes in that ownership to the SEC and the NYSE.  Specific due dates for these reports have been established by the SEC, and we are required to report in this Proxy Statement any known failure to file by these dates during the Corporation’s fiscal year ended December 31, 2005 (“Fiscal 2005”).

Based solely on our review of copies of the reports we have received, or written representations from certain reporting persons, except as described below, we believe that during Fiscal 2005 all reporting persons made all filings required by Section 16(a) on a timely basis.  A Form 4 was inadvertently filed late for both Abbie J. Smith and Larry B. Porcellato due to an administrative oversight on the part of the Corporation.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

The Corporation’s By-laws provide for twelve Directors.  The Board currently consists of twelve Directors.  Eleven of the twelve Directors are independent Directors.  Stan A. Askren, Chairman, President and Chief Executive Officer, is the only Director currently employed by the Corporation.

Nominees for Election

The Board is nominating for election at the Meeting James R. Jenkins, for a term of one year, and each of Stan A. Askren, Gary M. Christensen, Joseph Scalzo and Ronald V. Waters, III, for a term of three years (collectively, the “Nominees”).  The Nominees elected as Directors at the Meeting will hold office for the terms previously stated or until their respective successors are elected and qualified, subject to their prior death, resignation or removal.

Messrs. Askren, Christensen, Scalzo and Waters were most recently elected as Directors at the 2003 annual meeting of shareholders.  Mr. Jenkins was appointed as a Director in Fiscal 2005 by the Board to fill an additional Board seat created in 2005.  The biographical information about each of these Nominees follows.

James R. Jenkins, age 60, has been a Director of the Corporation since 2005.  Mr. Jenkins has been the Senior Vice President and General Counsel of Deere & Company (John Deere), the world’s leading manufacturer of agricultural and forestry equipment and a major manufacturer of equipment for use in construction and lawn and turf care, since 2000.

Stan A. Askren, age 45, has been a Director of the Corporation since 2003.  Mr. Askren has also been the Chairman and Chief Executive Officer of the Corporation since 2004 and the President of the Corporation since 2003.  Prior to that, he was an Executive Vice President of the Corporation from 2001 to 2003 and President of Allsteel Inc. from 1999 to 2003.

Gary M. Christensen, age 62, has been a Director of the Corporation since 2000 and the Lead Director of the Board since 2005.  Mr. Christensen has been active with Wind Point Partners in private equity investment since 2002.  Previously, from 1996 to 2002, he was the President and Chief Executive Officer of Pella Corporation, a marketer and manufacturer of windows and doors.  Mr. Christensen is a director of United Subcontractors Inc.

Joseph Scalzo, age 47, has been a Director of the Corporation since 2003.  Mr. Scalzo has been the President and Chief Executive Officer of WhiteWave Foods Company, a manufacturer of innovative, authentic and nutritious premium branded food products, since 2005.  Previously, from 2004 to 2005, he was the Group President, Personal Care and Global Value Chain and, from 2001 to 2004, he served as President, Global Personal Care Products, at The Gillette Company, a marketer and manufacturer of personal care and use products.  Prior to that, from 2000 to 2001, he was the Vice President, Core Brands Development, for The Coca-Cola Company, a marketer and manufacturer of non-alcoholic beverages.

Ronald V. Waters, III, age 53, has been a Director of the Corporation since 2002.  Mr. Waters has been the Chief Operating Officer of Wm. Wrigley Jr. Company, a leader in the confectionery industry and the world’s largest manufacturer and marketer of gum, since 2004.  Previously, from 1999 to 2004, he was the Senior Vice President and Chief Financial Officer of Wm. Wrigley Jr. Company.

We have no reason to believe that any of the Nominees listed above will be unavailable to serve if elected.  However, if any one of them becomes unavailable, the persons named as proxies in the accompanying proxy card have discretionary authority to vote for a substitute chosen by the Board.  Any vacancies not filled at the Meeting may be filled by the Board.

Incumbent Directors

Messrs. Halbrook and Martin and Ms. Smith are in a class of Directors whose term will expire at the Corporation’s 2007 annual meeting of shareholders.  The following is the biographical information about each of these Directors.

John A. Halbrook, age 60, has been a Director of the Corporation since 2004.  Mr. Halbrook has been the Chairman of Woodward Governor Company, a designer, manufacturer, marketer and service provider of energy control solutions for aircraft engines, industrial engines and turbines, power generation and process automation equipment, since 1995.  Previously, from 1995 to 2005, he was the Chairman and Chief Executive Officer of Woodward Governor Company.  Mr. Halbrook is a director of Amcore Financial Inc.

Dennis J. Martin, age 55, has been a Director of the Corporation since 2000.  Mr. Martin has been an independent business consultant since 2005.  Previously, from 2001 to 2005, he was the Chairman, President and Chief Executive Officer of General Binding Corporation, a manufacturer and marketer of binding and laminating office equipment.  Prior to that, from 1996 to 2001, he was the Executive Vice President of Illinois Tools Works, Inc., a developer and marketer of highly engineered products and systems.  He was also the President, The Miller Group, from 1994 to 2001 and the President, ITW Hobart Brothers, from 1996 to 2001, both divisions of Illinois Tool Works, Inc.

Abbie J. Smith, age 52, has been a Director of the Corporation since 2000.  Ms. Smith has been a Chaired Professor of the University of Chicago’s Graduate School of Business, a national leader in higher education and research, since 1999.  Ms. Smith is a director of DFA Investment Dimensions Group Inc., Dimensional Investment Group Inc. and Ryder System, Inc.

Ms. Francis and Messrs. Calado, Porcellato and Stern are in a class of Directors whose term will expire at the Corporation’s 2008 annual meeting of shareholders.  The following is the biographical information about each of these Directors.

Miguel M. Calado, age 50, has been a Director of the Corporation since 2004.  Mr. Calado has been a Director and the Chief Financial Officer, on a part-time basis, of Hovione SA, an international fine chemicals company based in Portugal with manufacturing facilities in the USA, Europe and Asia, since 2006.  Mr. Calado has also been a partner of The Trion Group, a strategic management consulting group based in Dallas, Texas.  Previously, from 1998 to 2005, he was the Executive Vice President and President, International of Dean Foods Company, a processor and distributor of dairy, soy and specialty foods.  Mr. Calado also serves as a member of the Advisory Board for the Business School of Catholic University of Portugal.

Cheryl A. Francis, age 52, has been a Director of the Corporation since 1999.  Ms. Francis has been an independent business and financial advisor since 2000 and the Vice Chairman of the Corporate Leadership Center, a not-for-profit organization focused on developing tomorrow’s business leaders, since 2002.  Ms. Francis is a director of Hewitt Associates, Inc. and Morningstar, Inc.

Larry B. Porcellato, age 47, has been a Director of the Corporation since 2004.  Mr. Porcellato has been the Chief Executive Officer of ICI Paints North America, a manufacturer and distributor of decorative coatings and a subsidiary of Imperial Chemical Industries PLC, since 2002.  Previously, he was the Executive Vice President of ICI Paints Stores Division from 2000 to 2002.

Brian E. Stern, age 58, has been a Director of the Corporation since 1998.  Mr. Stern has been the Senior Vice President, Xerox, Fuji Xerox Operations of Xerox Corporation, a developer, marketer, manufacturer, financier and servicer of document processing products and services, since 2004.  Previously, from 2001 to 2004, he was the President, Xerox Supplies Business Group and, from 1999 to 2001, was the President, Xerox Technology Enterprises of Xerox Corporation.

Director Emeritus

Richard H. Stanley, age 73, has been Director Emeritus of the Board since May 2005.  Previously, from 1964 to 2005, he was a Director of the Corporation and, from 1979 to 2005, Vice Chairman of the Board.  He has also been a director and the Chair of SC Companies, Inc., a private holding company with subsidiaries offering engineering, environmental and design-build services, since 1986.  Mr. Stanley has been a director and the Chairman of Stanley Consultants, Inc., international consultants in engineering, architecture, planning and management, since 1984.  Mr. Stanley’s term as Director Emeritus will end in May 2006.  As Director Emeritus, Mr. Stanley is not permitted to vote on matters presented to the Board.

Required Vote

Approval of the election of the Nominees as Directors requires the affirmative vote of the holders of two-thirds of the total Outstanding Shares entitled to vote at the Meeting.

Recommendation of the Board

THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES AS DIRECTORS.  PROXIES RECEIVED BY THE CORPORATION’S TRANSFER AGENT WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

INFORMATION REGARDING THE BOARD

Director Independence

For purposes of determining director independence, the Corporation is subject to the NYSE director independence standards as currently in effect and as they may be changed from time to time.  Pursuant to such standards, no director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with the Corporation or any of its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Corporation or any of its subsidiaries).  In addition, a director is not independent if:  (i) the director is, or has been within the last three years, an employee of the Corporation, or an immediate family member is, or has been within the last three years, an executive officer of the Corporation; (ii) the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Corporation, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); (iii) (A) the director or an immediate family member is a current partner of a firm that is the Corporation’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was, within the last three years (but is no longer), a partner or employee of such a firm and personally worked on the Corporation’s audit within that time; (iv) the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Corporation’s present executive officers at the same time serves or served on that company’s compensation committee; or (v) the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Corporation for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

In addition to the NYSE director independence standards set forth above, the Corporation has adopted the following categorical independence standards for Directors.  The following relationships will not, in and of themselves, be considered material relationships, unless otherwise expressly provided for with respect to a particular interest or relationship in the rules established by the NYSE:  (i) contributions or payments (including the provision of goods and services) by the Corporation to a charitable organization (including a foundation), a university or other not-for-profit organization in which a Director or a Director’s immediate family member is a director, trustee, officer or employee, unless the contribution or payment (excluding matching gifts):  (A) was made to an entity for which the Director or the Director’s spouse currently serves as a director, trustee, or officer and he or she served in such position at the time of the contribution or payment; (B) was made within the three fiscal years preceding the date of any determination; and (C) was in an amount exceeding the greater of $1,000,000 or 2% of the charitable organization’s aggregate annual charitable receipts during the organization’s last completed fiscal year prior to the date of the contribution of payment; and (ii) other business relationships between a Director or a Director’s immediate family member and the Corporation, such as a purchase by the Corporation of products or services, including consulting, legal or financial advisory services, unless:  (A) the Director or the Director’s spouse is a partner, officer or 10% owner of a company or firm providing such products or services, and he or she held such position at any time within the 12 months preceding the date of any determination; (B) the products or services were provided within the three fiscal years preceding the date of any determination; and (C) the products or services provided during any 12-month period were in an aggregate amount exceeding the greater of $1,000,000 or 1% of such company’s or firm’s consolidated gross revenues for its last completed fiscal year.  The categorical independence standards in clause (ii) do not include business relationships with the Corporation’s internal or external auditors, which are covered by the criteria set forth above and rules established by the NYSE.

Under the NYSE rules and the Corporation’s corporate governance guidelines, at least three-fourths of its directors must meet the independence standards.  The Board has determined that each of the current non-management Directors and each of the non-management Directors standing for election, including Miguel M. Calado, Cheryl A. Francis, John A. Halbrook, Dennis J. Martin, Larry B. Porcellato, Abbie J. Smith and Brian E. Stern (each of whom are current members of the Board), Gary M. Christensen, James R. Jenkins, Joseph Scalzo, and Ronald V. Waters, III (each of whom are standing for election) and each of the current members of the Audit Committee, the Human Resources and Compensation Committee and the Public Policy and Corporate Governance Committee, has no material relationship with the Corporation (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Corporation) and is independent within the aforementioned standards.

Mr. Askren does not meet the aforementioned independence standards because he is the Chairman, President and Chief Executive Officer of the Corporation and is a member of the Corporation.

Board Committees

The Board has three standing committees, the Audit Committee, the Human Resources and Compensation Committee and the Public Policy and Corporate Governance Committee.  The Public Policy and Corporate Governance Committee fulfills the role of a nominating committee.  Each committee operates under a written charter, which has been approved by the Board.  The Board reviews each committee charter at least annually.  The committees’ charters can be found on the Corporation’s website at www.hnicorp.com, under “Corporate Governance - Committee Charters.”  Shareholders may request a paper copy of the Corporation’s committees’ charters by writing to the Corporate Secretary at HNI Corporation, 414 East Third Street, P.O. Box 1109, Muscatine, IA 52761-0071.  Each Director attended 100 percent of the committee meetings for the committees on which such Director served that were held during Fiscal 2005.

Audit Committee.  The Audit Committee consists of four independent Directors:  Ronald V. Waters, III, Chair, Miguel M. Calado, James R. Jenkins and Joseph Scalzo.  The Board has determined that each Audit Committee member is “independent” as independence for audit committee members is defined by the NYSE’s listing standards and in Rule 10A-3(b)(1) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The Board has determined that all members of the Audit Committee are financially literate pursuant to the NYSE rules.  The Board has also determined that Messrs. Waters and Calado are each an “audit committee financial expert,” as defined by Item 401(h) of Regulation S-K promulgated under the Exchange Act.  No Audit Committee member serves simultaneously on audit committees of more than three public companies.  The Audit Committee met eight times during Fiscal 2005.  The Audit Committee appoints the Corporation’s independent registered public accountant and reviews the independent registered public accountant’s performance, independence, fees and audit plans.  The Audit Committee also reviews the annual and quarterly financial statements; the independent registered public accountant’s management letter with both the independent registered public accountant and management; internal audit staffing, budget, plans and reports; nonaudit services provided by the independent registered public accountant; the Corporation’s insurance coverage and any other financial matters as directed by the Board.

Human Resources and Compensation Committee.  The Human Resources and Compensation Committee (the “Compensation Committee”) is comprised of Abbie J. Smith, Chair, Gary M. Christensen, John A. Halbrook, and Larry B. Porcellato.  Each member of the Compensation Committee is an independent director as that term is defined by the NYSE’s listing standards.  The Compensation Committee met four times during Fiscal 2005.  The Compensation Committee reviews executive compensation; executive succession planning; benefit programs for all members; management’s recommendations on election of officers; human resources development and oversees the evaluation of the Chief Executive Officer by the Board.

Public Policy and Corporate Governance Committee.  The Public Policy and Corporate Governance Committee (the “Governance Committee”) consists of Brian E. Stern, Chair, Cheryl A. Francis and Dennis J. Martin.  Each member of the Governance Committee is an independent director as that term is defined by the NYSE’s listing standards.  Richard H. Stanley, as Director Emeritus, serves as an advisory member of the Governance Committee and is not permitted to vote on matters presented to the Governance Committee.  The Governance Committee met five times during Fiscal 2005.  The Governance Committee identifies individuals qualified to serve as Directors of the Corporation consistent with criteria approved by the Board; recommends Director nominees to the Board for the next annual meeting of shareholders; develops and recommends to the Board corporate governance principles applicable to the Corporation and oversees the evaluation of the Board and the Corporation by the Directors.

Director Nominations

The Board has adopted guidelines for identifying and evaluating candidates for Director.  Under those guidelines, the Governance Committee takes into account a number of factors when identifying potential nominees, including:  possession of the desired skills, experience and abilities identified by the Governance Committee; ability to communicate ideas and contribute to Board deliberations; independence from management; diversity; judgment, skill, integrity and reputation; existing commitments to other businesses; potential conflicts of interest with other pursuits and legal restraints.  Potential candidates are screened by the Governance Committee, and the Governance Committee recommends candidates to the Board for nomination.

The Governance Committee will consider candidates for Director suggested by shareholders by applying the criteria for candidates described above and considering the following additional information.  Shareholders wishing to suggest a candidate for Director should write to our Corporate Secretary before October 1, 2006, and include:  a statement that the writer is a shareholder and is proposing a candidate for Director; the name of and contact information for the candidate; a statement of the candidate’s business and educational experience; information about each of the factors listed above, except for the size and composition of the existing Board, sufficient to enable the Governance Committee to evaluate the candidate; a statement detailing any relationship between the candidate and any customer, supplier or competitor of the Corporation; detailed information about any relationship or understanding between the writer or any other shareholder and the candidate; and a statement that the candidate is willing to be considered and will serve as a Director if nominated and elected.

The Corporation does not have any minimum qualifications for Director nominees.  However, the Board believes that it should be comprised of Directors with varied and complimentary backgrounds.  Directors should also possess the highest personal and professional integrity and ethics and be willing and able to devote the required time to the Corporation.

Potential nominees with the desired skills, experience and abilities are identified by the Governance Committee.  The Governance Committee may use a variety of means to identify potential nominees, including recommendations from the Chairman, other Directors or others associated with the Corporation or with the help of executive search firms (which receive a fee for their services).

Board Meetings

The Board held four regular meetings during Fiscal 2005.  All of the Directors attended 100% of the meetings of the Board.

In accordance with the NYSE’s listing standards regarding corporate governance, the Corporation’s non-management Directors meet at regularly scheduled executive sessions without management present.  Mr. Christensen, Lead Director, presides at these executive sessions.  The Corporation’s non-management Directors met four times during Fiscal 2005.

Shareholder Communications with the Board

Shareholders and interested parties may communicate with the Lead Director, the Chair of the Governance Committee, and the Vice President, General Counsel and Secretary, or with our non-management Directors as a group, by sending an email to “Boardofdirectors@hnicorp.com” or by writing to Lead Director, Chair of the Governance Committee, Vice President, General Counsel and Secretary or Non-Management Directors at HNI Corporation, 414 East Third Street, P.O. Box 1109, Muscatine, Iowa 52761, Attention:  Corporate Secretary.  All communications received will be opened by the office of the Corporate Secretary for the sole purpose of determining whether the contents are a message to the Directors.  Any communications that are not in the nature of advertising or promotions of a product or service will be promptly forwarded to the appropriate party.

Director Attendance at Annual Meetings of Shareholders

All Directors are encouraged to attend annual meetings of shareholders when possible.  Directors may attend either in person or by telephone.  Last year each of the incumbent Directors attended the 2005 annual meeting of shareholders in person.

Director Compensation

The Corporation’s independent Directors generally receive annual retainers.  In addition, each independent Director is eligible to receive awards of stock options to purchase Common Stock, restricted stock or Common Stock grants, or any combination thereof, in such amounts as the Board may authorize under the Amended and Restated 1997 Equity Plan for Non-Employee Directors of HNI Corporation (the “Director Plan”).  For purposes of determining Director compensation, an independent Director is anyone who is not a member of the Corporation.  Directors who are members of the Corporation do not receive additional compensation for service on the Board.

Each independent Director receives an annual retainer of $45,000 (the “Annual Retainer”).  The Corporation’s policy with regard to Common Stock ownership by Directors is for each Director to own Common Stock with a market value of five times or more the Annual Retainer.  Pursuant to this policy, independent Directors are required to receive one-half of their Annual Retainer in the form of shares of Common Stock to be issued under the Director Plan or, to the extent the Director participates in the Directors Deferred Compensation Plan (the “Directors Deferred Plan”), in the form of shares to be credited to the Director’s Share Sub-Account under the Directors Deferred Plan.  This requirement does not, however, apply to any Director owning Common Stock with a market value of five times the Annual Retainer, or more.

Each independent Director who serves as the Chair of a Board committee also receives an additional annual retainer for their services.  The Audit Committee Chair and the Lead Director each receive an additional annual retainer of $7,500.  The Chairs of each of the Compensation Committee and the Governance Committee receive an additional annual retainer of $4,000.  Each Audit Committee member also receives an additional annual retainer of $4,000.  The Director Emeritus receives an annual retainer of $90,000.

Independent Directors also receive an additional $1,000 for each meeting attended if they are required to travel six hours or more on a round-trip basis.  Directors are also reimbursed for travel and related expenses incurred to attend meetings.

In addition to acquiring Common Stock as partial payment of their Annual Retainer, independent Directors can also acquire Common Stock in several other ways.  Under the Director Plan, Directors may elect to receive up to 100% of their retainers in the form of shares of Common Stock.  Under the Directors Deferred Plan, each Director is provided with the opportunity to defer cash compensation earned as a Director, including retainers, in accordance with the provisions of the Directors Deferred Plan.  Deferred compensation may be deferred in cash or in the form of shares of Common Stock (determined by dividing the amount of the compensation deferred by the fair market value per share of Common Stock on the date such compensation would have otherwise been paid).  In addition, each independent Director is eligible to receive awards of stock options to purchase Common Stock, restricted stock or Common Stock grants, or any combination thereof, in such amounts as the Board may authorize under the Director Plan.  In May 2005, each independent Director serving on the Board as of May 2, 2005, was issued 1,000 shares of Common Stock of the Corporation under the Director Plan.  All shares of Common Stock issued in lieu of cash retainer amounts have heretofore been issued pursuant to the Corporation’s 1995 Stock-Based Compensation Plan, as amended and restated on November 10, 2000 (the “Restated Stock-Based Compensation Plan”) or the Director Plan.

PROPOSAL NO. 2 - RATIFY AUDIT COMMITTEE’S SELECTION OF
PRICEWATERHOUSECOOPERS LLP AS THE CORPORATION’S INDEPENDENT REGISTERED
PUBLIC ACCOUNTANT FOR FISCAL 2006

Independent Registered Public Accountant

The Audit Committee has selected PricewaterhouseCoopers LLP as the Corporation’s independent registered public accountant for Fiscal 2006.

The Board proposes that the shareholders ratify the selection by the Audit Committee of PricewaterhouseCoopers LLP to serve as the Corporation’s independent registered public accountant for Fiscal 2006.  Pursuant to the Sarbanes-Oxley Act of 2002 and regulations promulgated by the SEC thereunder, the Audit Committee is directly responsible for the appointment of the independent registered public accountant.  Although shareholder ratification of the Audit Committee’s selection of the independent registered public accountant is not required by the Corporation’s By-laws or otherwise, we are submitting the selection of PricewaterhouseCoopers LLP to our shareholders for ratification to permit shareholders to participate in this important decision.  If the shareholders fail to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accountant for Fiscal 2006 at the Meeting, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent registered public accountant.  Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Recommendation of the Board

THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANT.  PROXIES RECEIVED BY THE CORPORATION’S TRANSFER AGENT WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

AUDIT COMMITTEE REPORT

The Board has adopted a written charter for the Audit Committee.  The charter is available on the Corporation’s website at www.hnicorp.com, under “Corporate Governance—Committee Charters.”  The primary functions of the Audit Committee are set forth in its charter and on page 9 of this Proxy Statement under “Board Committees.”

All members of the Audit Committee are independent as defined in Sections 303.01, 303.02 and 303A.02 of the NYSE Listed Company Manual and Rule 10A-3(b)(1) under the Exchange Act.

Management has represented to the Audit Committee that the Corporation’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP, the Corporation’s independent registered public accountant.  Management has also represented that it has assessed the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2005, and has determined that, as of that date, the Corporation maintained effective internal control over financial reporting.  The Audit Committee has reviewed and discussed with management and the Corporation’s independent registered public accountant this assessment of internal control over financial reporting.  The Audit Committee has also discussed with the Corporation’s independent registered public accountant its evaluation of the accounting principles, practices and judgments applied by management, and the Audit Committee has discussed any items required to be communicated to it by the Corporation’s independent registered public accountant in accordance with regulations promulgated by the SEC and the Public Company Accounting Oversight Board and standards established by the American Institute of Certified Public Accountants and the Independence Standards Board, including, but not limited to, the matters required to be discussed by SAS 61, as amended (Codification of Statements on Auditing Standards, AU Section 380).

The Audit Committee received and reviewed the written disclosures and the letter from the Corporation’s independent registered public accountant required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, and discussed with the Corporation’s independent registered public accountant its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the financial statements referred to above be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the SEC.

AUDIT COMMITTEE

Ronald V. Waters, III, Chair

Miguel M. Calado

James R. Jenkins

Joseph Scalzo

FEES INCURRED FOR PRICEWATERHOUSECOOPERS LLP

The following table sets forth the aggregate fees billed to the Corporation for the audit and other services provided by PricewaterhouseCoopers LLP for Fiscal 2005 and for the fiscal year ended January 1, 2005 (“Fiscal 2004”):

	Fiscal 2005	Fiscal 2004
Audit Fees(1)	$880,000	$1,158,600
Audit-Related Fees(2)	—	14,900
Tax Fees	—	—
All Other Fees	—	—
Total	$880,000	$1,173,500

(1) Audit fees represent fees for professional services provided in connection with the audit of the financial statements and review of quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2) Audit-related fees consisted primarily of accounting consultations.

Pre-Approval of Fees

The Audit Committee has delegated to the Chair of the Audit Committee authority to pre-approve audit-related and non-audit services not prohibited by law to be performed by the Corporation’s independent registered public accountant and associated fees.  The Chair must report any decisions to pre-approve such audit-related or non-audit related services and fees to the Audit Committee at its next regular meeting.  The delegated approvals are within the 5% de minimis exception permitted by the Sarbanes-Oxley Act of 2002 and were recognized at the time of engagement as non-audit services.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Columbia Wanger Asset Management, L.P. (“Columbia”), which beneficially owns more than 5% of Common Stock, is a wholly owned subsidiary of Bank of America, National Association (“BofA”).  BofA is a primary lender under the Corporation’s credit facility, performs various commercial banking functions for the Corporation and its subsidiaries and has agreed to provide lines of credit for the Corporation’s Asian operations, in each case, for which BofA receives, and will receive, customary fees and expenses.  From time to time, Banc of America Securities LLC, an affiliate of both Columbia and BofA, performs various investment banking, underwriting and other financial advisory services for the Corporation, for which it receives customary fees and expenses.

CODE OF BUSINESS CONDUCT AND ETHICS

In November 2003, the Corporation updated its Code of Business Conduct and Ethics (the “Ethics Code”) as part of its corporate compliance program.  The Ethics Code applies to all Directors and members, including the Corporation’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions.  The Ethics Code is available on the Corporation’s website at www.hnicorp.com, under “Corporate Governance—Code of Conduct.”  Any amendments to, or waivers from, the Ethics Code will be posted on our website.  Shareholders may request a paper copy of the Corporation’s Ethics Code by writing to the Corporate Secretary at HNI Corporation, 414 East Third Street, P.O. Box 1109, Muscatine, IA 52761-0071.

EXECUTIVE COMPENSATION

The following table sets forth the compensation awarded to, earned by, or paid to the Corporation’s Chief Executive Officer and the other four most highly compensated executive officers of the Corporation (determined by reference to Fiscal 2005) for the last three fiscal years (collectively, the “Named Executive Officers”).

Summary Compensation Table

		Annual Compensation			Long-Term Compensation

					Awards		Payouts
Name and Principal Position	Fiscal Year	Salary ($)	Bonus(1) ($)	Other Annual Compen- sation(2) ($)	Restricted Stock Awards ($)	Securities Underly- ing Options/ SARs (#)	LTIP Payouts ($)	All Other Compen- sation(3) ($)

Stan A. Askren	2005	675,000	888,349	—	—	55,100	374,578	206,323
Chairman, President and	2004	533,790	682,331	—	—	50,000	101,980	129,234
Chief Executive Officer,	2003	394,771	368,395	—	—	43,000	—	67,048
HNI Corporation

David C. Burdakin	2005	344,924	359,977	—	—	13,900	275,720	86,640
Executive Vice President,	2004	329,904	259,473	—	—	14,000	79,000	107,039
HNI Corporation	2003	328,421	334,657	—	—	25,000	—	84,927
President, The HON Company

Eric K. Jungbluth	2005	272,797	326,996	—	—	7,200	105,938	73,025
Executive Vice President,	2004	254,616	236,148	14,355	—	7,000	—	53,676
HNI Corporation	2003	227,404	146,011	91,160	—	16,000	—	50,000
President, Allsteel Inc.

Jerald K. Dittmer	2005	274,414	283,934	—	—	9,200	194,940	68,012
Vice President and	2004	253,205	217,118	—	—	9,000	96,678	65,265
Chief Financial Officer,	2003	246,833	205,753	—	—	15,000	—	60,681
HNI Corporation

Bradley D. Determan	2005	269,254	190,555	—	—	7,200	182,813	60,049
Executive Vice President,	2004	250,615	197,640	—	—	8,000	72,000	62,852
HNI Corporation	2003	223,384	226,496	—	—	18,000	—	42,425
President, Hearth & Home
Technologies Inc.

Notes

(1)The figures for bonuses reflect the awards of executive bonuses for the relevant fiscal years under the Corporation’s Executive Bonus Plan (the “Bonus Plan”).  The executive bonuses are payable in February following the fiscal year for which they are earned, subject to a participant being employed with the Corporation on the last day of the fiscal year for which a bonus is to be paid.  The figures in this column also include cash profit-sharing payments.  In Fiscal 2005, Fiscal 2004 and the Corporation’s fiscal year ended January 3, 2004 (“Fiscal 2003”), the Corporation made the following payments under the Corporation’s Cash Profit-Sharing Plan:  Mr. Askren - $12,199; $12,188; $11,395; Mr. Burdakin - $11,110; $12,089; $12,826; Mr. Jungbluth - $6,732; $5,995; $-0-; Mr. Dittmer -$12,199; $12,188; $12,628; and Mr. Determan - $10,129; $9,936; $8,696. Members are generally able to participate in the Corporation’s Cash Profit-Sharing Plan after completing one year of service.  Cash profit-sharing is earned on a non-fiscal year cycle.

(2)Includes relocation expenses for Mr. Jungbluth incurred in Fiscal 2004 and Fiscal 2003 as follows:  $14,355 and $91,160, respectively.

(3)Includes corporate contributions to the HNI Corporation Profit-Sharing Retirement Plan, as well as the dollar value of Corporation-paid life insurance under the HNI Corporation Group Term Life Insurance Plan, all of which are generally applicable to all members.  Above market interest (interest in excess of 120% of the long-term federal rate at the beginning of the plan year) payable on deferred income is also included.  The amounts paid under the HNI Corporation Profit-Sharing Retirement Plan for Fiscal 2005, Fiscal 2004 and Fiscal 2003 were as follows:  Mr. Askren - $20,675; $19,833; $19,774; Mr. Burdakin - $19,432; $19,834; $19,791; Mr. Jungbluth - $15,454; $14,550; $-0-; Mr. Dittmer - $20,675; $19,833; $19,774; and Mr. Determan - $20,277; $19,789; $19,791.  The Hearth & Home Technologies Inc. Retirement Plan was merged into the HNI Corporation Profit-Sharing Retirement Plan in December 2005.  The dollar value of Corporation-paid life insurance under the HNI Corporation Group Term Life Insurance Plan in Fiscal 2005, Fiscal 2004 and Fiscal 2003 were as follows:  Mr. Askren - $180; $118; $123; Mr. Burdakin - $334; $209; $209; Mr. Jungbluth - $-0-; $-0-; $-0-; Mr. Dittmer - $180; $-0-; $-0-; and Mr. Determan - $-0-; $-0-; $-0-.  This column also includes amounts equal to the value of Common Stock paid in respect of Fiscal 2005, Fiscal 2004 and Fiscal 2003 under the Corporation’s ERISA Supplemental Retirement Plan (the “ESRP”), as follows:  Mr. Askren - $185,468; $109,283; $47,151; Mr. Burdakin - $66,874; $86,996; $64,927; Mr. Jungbluth - $32,571; $14,126; $-0-; Mr. Dittmer - $47,157; $45,432; $40,907; and Mr. Determan - $39,772; $43,063; $22,634.  Under the ESRP, certain executives receive certain benefits in the form of Common Stock equal in value to benefits they would have received under certain Corporation ERISA plans and the Corporation’s Cash Profit-Sharing Plan but for a $210,000 earnings cap for Fiscal 2005 (the “Benefit Value”).  The number of shares of Common Stock to be paid is determined by dividing the Benefit Value by the average of the high and low prices of a share of Common Stock on the date the award is paid, with cash payable in lieu of any fractional share.  The amount included in this column as compensation under the ESRP is equal to the Benefit Value.  The shares for Fiscal 2005 were issued as of February 24, 2006.  Common Stock is issued under the Restated Stock-Based Compensation Plan and may not be transferred while the recipient remains employed by the Corporation.  This column also includes for Mr. Jungbluth a payment to facilitate the transition from a previous employer of $100,000, which was paid in Fiscal 2005, Fiscal 2004 and Fiscal 2003 as follows:  $25,000; $25,000; $50,000.

Stock Options

The following table contains information concerning the grant of stock options under the Restated Stock-Based Compensation Plan to the Named Executive Officers during the year ended December 31, 2005.

Option/SAR Grants in Last Fiscal Year

	Individual Grants
	Number of Securities	Percent of Total Options/ SARs Granted to			Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation For Option Term(3)
Name	Underlying Option/SARs Granted(1)(#)	Employees in Fiscal Year	Exercise or Base Price ($/Share)(2)	Expiration Date	5% ($)	10% ($)

Stan A. Askren	55,100	31.3%	$42.66	February 16, 2015	$1,478,258	$3,746,197
David C. Burdakin	13,900	7.9%	$42.66	February 16, 2015	$372,918	$945,048
Eric K. Jungbluth	7,200	4.1%	$42.66	February 16, 2015	$193,166	$489,521
Jerald K. Dittmer	9,200	5.2%	$42.66	February 16, 2015	$246,824	$625,499
Bradley D. Determan	7,200	4.1%	$42.66	February 16, 2015	$193,166	$489,521

Notes

(1) The stock options were granted pursuant to the Restated Stock-Based Compensation Plan, which was approved by the shareholders.  All stock options granted under the Restated Stock-Based Compensation Plan in Fiscal 2005 are non-qualified stock options.  No stock appreciation rights (“SARs”) were granted under the Restated Stock-Based Compensation Plan in Fiscal 2005.  In Fiscal 2005, 32 key executives received stock option grants.

(2) The average of the high and low transaction prices of a share of Common Stock on February 16, 2005, the date of grant, was $42.66 per share.  The exercise price may be paid (a) in cash; (b) in shares of Common Stock valued at fair market value on the date of delivery; (c) by authorizing the Corporation to withhold shares of Common Stock which would otherwise be delivered upon exercise of the stock option, having a fair market value equal to the purchase price payable by reason of the exercise; (d) in cash by a broker-dealer acceptable to the Corporation to whom the optionee has submitted an irrevocable notice of exercise; or (e) by a combination of (a), (b), (c) or (d).  The stock options become exercisable at the end of four years after the grant date.  Upon a Change in Control (as defined in the Restated Stock-Based Compensation Plan), all stock options then outstanding become immediately exercisable in full and remain exercisable for the remaining term of the stock option.  Those participants who terminate employment due to disability may exercise stock options, which shall become fully vested as of the date of disability, until the earlier of the expiration date of the stock option or the second anniversary of the date of disability.  The representative of participants whose employment is terminated due to death may exercise stock options, which shall become fully vested as of the date of death, until the earlier of the expiration date of the stock option or the second anniversary of the date of death.  Those participants, who terminate employment due to retirement may exercise stock options, which shall become fully vested as of the date of retirement, until the earlier of the expiration of the stock option, or, the third anniversary of the date of retirement.  Those participants who terminate employment for any other reason (except termination “for cause” in which case no additional exercise period is provided) may exercise stock options which are vested as the date of termination until the earlier of the expiration of the stock option or the end of the 30th day following the date of termination.  Except as set forth above, all stock options terminate upon termination of employment.

(3) Calculated on option terms of ten years beginning February 16, 2005 through February 16, 2015, with annual compounding.  The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and therefore are not intended to forecast possible future appreciation of Common Stock.  The Corporation did not use an alternative formula for a grant date valuation, as the Corporation is not aware of any formula, which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

Option Exercises and Holdings

The following table sets forth information with respect to the Named Executive Officers concerning the exercise of stock options and the unexercised stock options held as of December 31, 2005.  Two of the Named Executive Officers exercised stock options during Fiscal 2005.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

	Exercised Options/SARs At Fiscal Year-End		Number of Securities Underlying Unexercised Options/SARs At Fiscal Year-End(1) (#)		Value of Unexercised In-The-Money Options/SARs At Fiscal Year-End(2) ($)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Stan A. Askren	—	—	63,000	168,100	$2,079,423	$3,325,257
David C. Burdakin	12,000	$309,110	51,000	72,900	$1,735,348	$1,694,443
Eric K. Jungbluth	—	—	0	30,200	$0	$663,774
Jerald K. Dittmer	14,000	$408,170	25,250	45,200	$872,628	$1,036,344
Bradley D. Determan	—	—	16,500	40,700	$532,584	$881,604

Notes

(1) The number of unexercised stock options consists of non-qualified stock options granted under the Restated Stock-Based Compensation Plan.  No SARs were issued or outstanding as of December 31, 2005 under the Restated Stock-Based Compensation Plan.

(2) Determined by multiplying the number of securities times the difference between the closing price of Common Stock on December 30, 2005 and the exercise prices of the stock options.

Long-Term Performance Plan

In Fiscal 2005, the Compensation Committee established target awards under the Corporation’s Long-Term Performance Plan (the “Performance Plan”) for the 2005-2007 performance period and the related performance measures to be applied in determining awards to be paid under the Performance Plan for the 2005-2007 performance period.  The target awards established in Fiscal 2005 under the Performance Plan are designed to focus executives on the achievement of cumulative economic profit goals for this three-year period.  This focus is created by requiring minimum standards for compound average annual increases in earnings and minimum average returns on capital for segments of the Corporation’s business during the three-year performance period before a benefit is paid to executives within each segment.

Target awards are made at the beginning of each performance period.  The value of each target award is determined by the Compensation Committee based on compensation level, position in the Corporation, ability to influence the Corporation’s performance and industry survey data provided by national compensation consulting firms.  The actual value of an award earned by an executive at the end of the performance period is based upon performance measures relating to the actual financial results during the performance period compared to the standards set for the applicable business.  The award earned can range from 0% to 200% of the initial target award.  Awards, if any, under the Performance Plan are paid shortly after the end of the performance period and are paid one-half in cash and one-half in Common Stock.

The table below sets forth information with respect to target awards established in Fiscal 2005 pursuant to the Performance Plan for the Named Executive Officers.

Long-Term Incentive Plans – Awards In Last Fiscal Year

			Estimated Future Payouts Under Non-Stock, Price-Based Plans
Name	Number of Shares, Units or Other Rights ($)	Performance or Other Period Until Maturation or Payout (1)	Threshold ($)	Target ($)	Maximum ($)
Stan A. Askren	337,500	2005-2007	-0-	337,500	675,000
David C. Burdakin	255,000	2005-2007	-0-	255,000	510,000
Eric K. Jungbluth	132,500	2005-2007	-0-	132,500	265,000
Jerald K. Dittmer	168,800	2005-2007	-0-	168,800	337,600
Bradley D. Determan	132,000	2005-2007	-0-	132,000	264,000

Notes

(1) The plan provides for adjustments in vesting and benefit payout in the event of death, disability, retirement, transfer or change in responsibilities, change of control or sale of the business unit.

Change in Control Employment Agreements

The Corporation has entered into change in control employment agreements with certain corporate officers and other key members, including each of the Named Executive Officers.  Under these agreements, a change in control occurs when a third person or entity becomes the beneficial owner of 20% or more of Common Stock, or more than one-third of the Board is composed of persons not recommended by at least three-fourths of the incumbent Board, or upon the occurrence of certain business combinations involving the Corporation.  Upon a change in control, a two-year employment contract between the Corporation and each such executive becomes effective, and all his or her benefits become vested under the Corporation’s compensation plans.  In addition, the executive becomes entitled to certain benefits if, at any time within two years of the change in control, any of the following occurs:  (i) employment is terminated by the Corporation for any reason other than cause or disability of the executive, or (ii) employment is terminated by the executive for good reason, as such terms are defined in the agreement.  In such circumstances, the executive is entitled to receive his or her annual salary through the date of termination, a bonus equal to the average of the executive’s annual bonuses for the prior two years prorated based on the length of employment during the year in which termination occurs, and a severance payment equal to two times the sum of (i) the executive’s annual base salary and (ii) the average of the executive’s annual bonuses for the prior two years.  The executive will also be entitled to a continuation of certain employee benefits for two years, or longer if comparable benefits are not otherwise available to the executive.  The executive will be entitled to receive reimbursement for any legal fees and expenses, plus interest thereon, that may be incurred in enforcing or defending his or her employment agreement.  The agreement is automatically renewed, on an annual basis, for a period of two years.  The Board may terminate the agreement if the Board determines that the executive is no longer a key executive; provided, however, that such a determination shall not be made, and if made shall have no effect, within two years after the occurrence of a change in control.

Notwithstanding anything to the contrary set forth in any of the Corporation’s previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the Audit Committee Report included on page 12 of this Proxy Statement and the following Performance Graph and the Report of the Compensation Committee of the Board on Executive Compensation shall not be incorporated by reference into any such filings.

Performance Graph

Comparison of Five-Year Cumulative Total Return Among

S&P 500 Index, Office Furniture Industry Group and the Corporation

Annual Return	2000	2001	2002	2003	2004	2005
HNI Corporation	$100.00	$112.73	$111.89	$179.17	$180.47	$233.10
S&P 500	$100.00	$89.16	$68.38	$88.11	$97.96	$102.77
OFIG*	$100.00	$91.64	$69.96	$92.53	$96.84	$102.06

*The Office Furniture Industry Group is a composite peer index constructed by the Corporation and weighted by market capitalization that includes the following companies, but from which the Corporation has been excluded:  Herman Miller, Inc.; Kimball International, Inc.; Teknion Corporation; and Steelcase Inc.

The total return assumes $100.00 invested in each of the Corporation’s Common Stock, the S&P 500 Index, and the Office Furniture Industry Group Stocks on January 2, 2000.  It includes reinvestment of dividends and is based on the closing stock price on the last trading day of the Corporation’s fiscal quarter.

The comparative performance of the Corporation’s Common Stock against the indexes as depicted in this graph is dependent on the price of stock at a particular measurement point in time.  Since individual stocks are more volatile than broader stock indexes, the perceived comparative performance of the Corporation’s Common Stock may vary based on the strength or weakness of the stock price at the new measurement point used in each future proxy statement graph.  For this reason, the Corporation does not believe that this graph should be considered as the sole indicator of the Corporation’s performance.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD ON EXECUTIVE COMPENSATION

What is our executive compensation philosophy?

The Corporation’s executive compensation program is designed to be linked to corporate performance.  To this end, the Corporation has developed an overall compensation strategy and specific compensation plans that tie executive compensation to the Corporation’s success in meeting its business goals and objectives.

The executive compensation strategy is designed to:  (i) ensure the total program will assist the Corporation to attract, motivate and retain executives of the highest quality; (ii) relate total compensation to individual executive performance and the performance of the broad business segment in which he or she manages and the specific business unit he or she manages; and (iii) provide incentives for high levels of performance that reward strong corporate performance and recognize individual initiative and achievement.

The Corporation also believes executive compensation should be subject to independent review.  Relative matters pertaining to executive compensation are submitted to the independent Directors of the Board for approval following review and recommendation by the Compensation Committee.  The Compensation Committee is comprised of four independent Directors, as defined by the NYSE’s listing standards, and met four times during Fiscal 2005.

Operating within the framework of a statement of duties and responsibilities established by the Board, the Compensation Committee’s role is to assure the Corporation’s:  (i) compensation strategy is aligned with the long-term interest of the shareholders and members; (ii) compensation structure is fair and reasonable; and (iii) compensation reflects both corporate and individual performance.  In discharging its responsibilities, the Compensation Committee utilizes broad-based, comparative compensation surveys developed by independent professional organizations.

The Compensation Committee’s Charter provides that any outside compensation consultants retained to offer advice on compensation levels and benefits for the Chairman, Chief Executive Officer, or other senior executives will be retained by the Compensation Committee, will report to the Chair of the Compensation Committee, and will submit fee statements to the Chair of the Compensation Committee for approval.  The consultants’ findings will be reported directly to the Compensation Committee.  Any other consulting services by such compensation consultants for the Corporation must be approved in advance by the Compensation Committee Chair.

Approximately every three to five years, the Board, with the assistance of a compensation consultant, conducts a more extensive competitive assessment of the Corporation’s executive compensation programs.  From time to time, the Compensation Committee retains compensation consultants to offer professional assistance on other select executive compensation matters.  During Fiscal 2004, the Corporation retained Mercer Human Resources Consulting (“Mercer”), a national compensation consulting firm, to conduct an executive compensation review under the oversight of the Compensation Committee.  Mercer concluded that (i) the Corporation’s executive compensation programs are fundamentally sound and consistent with its stated pay strategy, culture and business direction; (ii) total compensation was structurally at market, with greater emphasis on variable pay; and (iii) there is demonstrated linkage between pay and performance with a balance of strategic and financial measures.

The federal corporate income tax law Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), limits the ability of public companies to deduct compensation in excess of $1 million paid annually to the chief executive officer or the other four most highly compensated executive officers.  There are exceptions to this limit, including exceptions for compensation that qualifies as “performance-based.”  In carrying out its duties, the Compensation Committee structures the portion of the annual executive bonus attributable to financial goals, in a manner that complies with the exception to Section 162(m) to permit the Corporation to deduct the related expenses.

How were executive base salaries determined for Fiscal 2005?

Base salary ranges for executives are determined by evaluating the duties and level of responsibilities of a position, the experience of the executive candidate, prior compensation, compensation for positions having similar scope and accountability within the Corporation and market survey data.  In general, the Corporation uses as a guide for setting base salary targets 90% of the mid-point of base salary ranges from compensation surveys.  The Corporation participates annually in surveys conducted by Towers Perrin, Mercer and Watson Wyatt.  These surveys are widely used and give relevant compensation information on executive positions.  While some of the companies in the peer group chosen for comparison of shareholder returns in the Performance Graph on page 19 of this Proxy Statement may be included in the surveys considered by the Compensation Committee in setting executives’ salaries, there is no set peer group against which those salaries are measured.  The actual annual base salary for an executive is determined by considering the executive’s individual performance and level of experience, changes in responsibilities, potential for advancement and by reference to salary surveys for comparably situated executives with companies of similar size.

How were annual executive bonuses determined for Fiscal 2005?

Executives are eligible for annual bonuses under the Bonus Plan, which was most recently approved by shareholders at the 2005 annual meeting.  The purpose of the Bonus Plan is to motivate and reward executive management to achieve specific financial and non-financial objectives.  A target bonus level, stated as a percent of annual base salary, is established annually for each participant.  A target bonus is typically comprised of 60% financial goals related to annual profitability and return on net asset goals for operating units, or annual profitability and return on invested capital goals for the overall Corporation, which financial goals are set in terms of the economic profit that they create; and typically 40% strategic objectives established for each participant based upon the participant’s position and responsibilities.  Such objectives include, but are not limited to, goals for aggressive profitable growth initiatives, business simplification, enhancing diversity and member/owner culture, improving processes and reducing costs.  Participants can achieve up to 200% of the target financial goal award based on performance against annual financial goals established and approved by the Compensation Committee and ratified by the Board and up to 125% of the individual target strategic objective award based on achievement of such individual objectives.  For the Chairman and Chief Executive Officer, the Compensation Committee and other independent Directors determine the annual bonus opportunity and performance objectives.  The annual target bonus percentage for the Chairman and Chief Executive Officer is equal to 100% of base salary.  The other Named Executive Officers have annual target bonus percentages that range from 75% to 85% of their base salary.  The Bonus Plan objectives are reviewed and approved annually by the Chairman, President and Chief Executive Officer, the Compensation Committee and the Board.  Bonuses are normally awarded annually based upon achievement of predetermined financial performance targets and personal objectives, measured over the Corporation’s fiscal year.  The personal objectives may include subjective performance factors as well as the objective performance factors identified in the Bonus Plan.  The bonus awards for each fiscal year are approved by the Compensation Committee and ratified by the Board.

In what long-term incentive compensation programs could executives participate in Fiscal 2005?

Long-Term Performance Plan.  In fiscal year 2000, the Board approved the Performance Plan, which was amended in 2004.  The shareholders approved the Performance Plan at the 2005 annual meeting.  The purpose of the Performance Plan is to promote the attainment of the Corporation’s financial goals.  The Performance Plan is designed to reward increasing long-term shareholder value and is based on the three-year financial goals for office furniture and hearth business segments of the Corporation and the three-year financial goals for the overall Corporation from its three-year strategic plan.  The Performance Plan provides target awards to each participant at the beginning of a three-year performance period.  Such target awards are ratified by the Board.  The actual value of an award earned by a participant at the end of a performance period is based upon performance measures relating to the actual financial results based upon growth in profitability and average return on capital during the performance period, which results are set in terms of economic profit that they create, compared to the standards set for the Corporation and/or the Corporation’s operating units.  The award earned can range from 0% to 200% of the initial target award.  Awards, if any, under the Performance Plan are paid one-half in cash and one-half in Common Stock (See “Long-Term Performance Plan” on page 17).

Restated Stock-Based Compensation Plan.  The Restated Stock-Based Compensation Plan authorizes, among other things, the grant of stock options to participants, including the Corporation’s executives.  The grant of stock options is intended to further the growth, development and financial success of the Corporation by providing additional incentives to key executives and assist them to become owners of Common Stock.  As owners, they will benefit directly from the growth, development and financial success of the Corporation with other shareholders.  Stock option grants also enable the Corporation to attract and retain the services of executives considered essential to the long-range success of the Corporation by providing them with a competitive compensation package and an opportunity to become owners of the Corporation’s Common Stock.

Stock option awards were based on market survey data of long-term incentive compensation for executives in similar positions and individual performance of each participant.  Stock option awards are generally made to those few individuals who have the ability through their leadership, strategic planning and actions to impact the long-term performance of the Corporation and, consequently, its stock price.  The value of the stock option awards (based on a Black-Scholes valuation) is generally within a range of 25% to 150% of the executive’s base salary.  In Fiscal 2005, 32 executives at the Corporation were awarded stock options.

Executive Stock Ownership Guideline.  The Corporation has adopted an Executive Stock Ownership Guideline (the “Guideline”) based upon the belief that key executives who can impact shareholder value through their achievements should own significant amounts of the Corporation’s Common Stock.  Under the Guideline, ownership levels are provided for participants to acquire and hold a recommended amount of the Corporation’s Common Stock based on their position and compensation level.  Such Common Stock ownership will align the interests of key executives with shareholder interests and provide a personal benefit for the success of the Corporation.  The Guideline ownership levels, as a multiple of base salary, range from 4 times for the Chief Executive Officer and from 1.5 to 2 times for other officers of the Corporation.

In addition to shares directly owned by the executive, the Guideline credits the executive with vested shares allocated to the executive’s account under the Corporation’s qualified and non-qualified retirement plans.  The Guideline also credits the executive with the number of shares (net of the exercise price) that would be issued to the executive if the executive exercised his or her vested stock options.

How was the compensation of the Chief Executive Officer determined for Fiscal 2005?

In determining Stan A. Askren’s compensation, the Compensation Committee and other independent Directors considered, in a manner consistent with the base salary guidelines applied to executive officers of the Corporation, as described above, the Corporation’s success in implementing strategies for long-term growth, profitability and shareholder value creation.  The primary measures of the Chief Executive Officer’s performances used by the Compensation Committee include the Corporation’s performance in the areas of economic profit attainment, revenue, profitability, return on equity, return on capital, growth, financial soundness, member relations and achievement of long-term initiatives related to strategic business objectives.  In addition, the Compensation Committee evaluates the Chief Executive Officer’s role in fostering corporate citizenship and other corporate values set out in the Corporation’s Vision Statement.  The Compensation Committee also considers the financial performance of the Corporation compared to its competitors and the compensation levels of other chief executive officers as shown by independent survey data and other reputable independent surveys for organizations of similar size.  Finally, the Compensation Committee considered the performance of the Corporation’s stock relative to the S&P 500 and its peer group (See “Performance Graph” on page 19).

Mr. Askren’s annual base salary was set at $675,000 effective November 2004.  In setting Mr. Askren’s base salary, the Compensation Committee reviewed survey data for similar positions within comparable industries and considered data published by outside compensation consultants.  In setting Mr. Askren’s base pay in November 2004, the Board concluded that his base pay should be at 90% of the target level for this position.

Under the Bonus Plan, Mr. Askren received an award of $876,150 in respect of Fiscal 2005 compared to an award of $670,143 for Fiscal 2004.  The Fiscal 2005 award reflected the performance of the Corporation against financial goals established and approved by the Compensation Committee and ratified by the Board under the Bonus Plan for Fiscal 2005 and the Board’s judgment regarding the level of achievement by Mr. Askren of non-financial, strategic goals established for him by the Compensation Committee and ratified by the Board for that year.  For Fiscal 2005, Mr. Askren’s target award was $675,000, comprised of 60%, or a target of $405,000, linked to financial goals and 40%, or a target of $270,000, linked to personal goals.  Under the Bonus Plan, participants can earn up to two times, or 200%, of the financial portion of the target award based on performance against budgeted financial goals established by the Board for a given fiscal year (See discussion of the Bonus Plan on page 21).  For Fiscal 2005, Mr. Askren earned 153% of his target financial goal and 95% of his target personal goal for a total bonus award of $876,150.

Under the Performance Plan, Mr. Askren was paid $374,578 for the three-year performance period ending December 31, 2005.  In Fiscal 2005, Mr. Askren was granted a Target Performance Award of $337,500.

Mr. Askren received a grant of 55,100 stock options in Fiscal 2005, all of which were granted in February 2005.  The value of this grant was set at 150% of Mr. Askren’s base wages.

HUMAN RESOURCES AND

  COMPENSATION COMMITTEE

Abbie J. Smith, Chair

Gary M. Christensen

John A. Halbrook

Larry B. Porcellato

Compensation Committee Interlocks and Insider Participation

During Fiscal 2005, the Compensation Committee was comprised of Ms. Smith and Messrs. Christensen, Halbrook, Porcellato and Stanley, none of who is a current or former officer of the Corporation.  There are no interlocking board memberships between officers of the Corporation and any member of the Compensation Committee.

DEADLINE FOR SHAREHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING

Proposals by shareholders intended to be presented at the 2007 annual meeting of shareholders must be received at the Corporation’s executive offices no later than November 17, 2006 to be included in the proxy statement and proxy form.  All shareholder notice of proposals submitted outside the processes of Rule 14a-8 of the General Rules and Regulations under the Exchange Act must be received between February 1, 2007 and March 3, 2007 to be considered for presentation at the 2007 annual meeting of shareholders.  In addition, any shareholder proposals must comply with the informational requirements contained in the Corporation’s By-laws, Section 2.16(a)(2), in order to be presented at the 2007 annual meeting of shareholders.  On written request to the undersigned at HNI Corporation, 414 East Third Street, P.O. Box 1109, Muscatine, IA 52761-0071, the Corporation will provide, without charge to any shareholder, a copy of the Corporation’s By-laws.

OTHER MATTERS

The Board knows of no other matters that will be brought before the Meeting, but, if other matters properly come before the Meeting, it is intended that the persons named in the proxy will vote the proxy according to their best judgment.

On written request to the undersigned at HNI Corporation, 414 East Third Street, P.O. Box 1109, Muscatine, IA 52761-0071, the Corporation will provide, without charge to any shareholder, a copy of its Annual Report on Form 10-K for Fiscal 2005, including financial statements and schedules, filed with the SEC.  The report is also available on the Corporation’s website at www.hnicorp.com, under “Investor Information-Annual & Quarterly Reports.”

Information set forth in this Proxy Statement is as of March 3, 2006, unless otherwise noted.

Jeffrey D. Lorenger

Vice President, General Counsel and Secretary

March 17, 2006

The Annual Report to Shareholders of the Corporation for Fiscal 2005, which includes financial statements, is being mailed to Shareholders of the Corporation together with this Proxy Statement.  The Annual Report does not form any part of the material for the solicitation of proxies.

000001	000000000.000 ext 000000000.000 ext 000000000.000 ext
MR A SAMPLE DESIGNATION (IF ANY) ADD 1 Most Shares ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext C 1234567890 J N T

☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

This proxy, when properly executed, will be voted as specifically directed herein. If no directions are given, this proxy will be voted FOR all Proposals listed.

A							Election of Directors
1.							The Board of Directors recommends a vote FOR the listed nominees.

For One-Year Term	For	Withhold
01 - James R. Jenkins	☐	☐

For Three-Year Term	For	Withhold				For	Withhold
02 - Stan A. Askren	☐	☐	04 - Joseph Scalzo			☐	☐

03 - Gary M. Christensen	☐	☐	05 - Ronald V. Waters, III			☐	☐

B							Proposal
2.							The Board of Directors recommends a vote FOR the following proposal.

			For	Against	Abstain					Consent
Ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accountant for Fiscal 2006.			☐	☐	☐

Unless contrary notice is given to the Corporation, I consent to access all future notices of annual meetings, proxy statements and annual reports issued by the Corporation over the Internet (see back for more details).

☐

C							Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please date this proxy and sign exactly as your name or names appear hereon. If you sign as attorney, executor, administrator, trustee, guardian, custodian, or corporate official, please give your full title in such capacity.

Signature 1 - Please keep signature within the box			Signature 2 - Please keep signature within the box				Date (mm/dd/yyyy)
								/	/

			1 U P X					0 0 8 3 0 3

001CD40001	00J76E

Proxy - HNI Corporation

Common Stock Proxy Solicited by Board of Directors for Annual Meeting of Shareholders on May 2, 2006

The undersigned acknowledges receipt of a Notice of Annual Meeting and Proxy Statement dated March 17, 2006, and appoints Jerald K. Dittmer and Jeffrey D. Lorenger, or either of them, with full power of substitution, as the proxies and attorneys of the undersigned, to vote all shares of common stock, par value $1.00 per share, of HNI Corporation, which the undersigned is entitled to vote at the annual meeting of shareholders of HNI Corporation to be held at Muscatine, Iowa, on May 2, 2006 at 10:30 a.m. and any adjournment thereof. The proxies are directed to vote as checked on the reverse side on the proposed matters or otherwise in their direction.

This card also provides for shares of common stock, if any, held for the account of the undersigned by Fidelity Management Trust Company as Trustee of HNI Corporation Profit Sharing Retirement Plan. You may instruct the Trustee how to vote your shares as indicated on this card. If you fail to give voting instructions to the Trustee, your shares will be voted by the Trustee in the same proportion as the shares for which valid instructions have been received.

The Board of Directors knows of no other matters that may properly be, or that are likely to be, brought before the meeting. However, if any other matters are properly brought before the meeting or any adjournment thereof, the proxies will vote on such matters in their discretion.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE. The proxies cannot vote your shares unless you sign and return this card.

(Continued and to be signed on reverse side.)

To Our Shareholders:

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

This year we will provide our annual reports, notices to shareholders of annual meetings and proxy statements over the Internet for those shareholders who consented last year. If you wish to give your consent to access these documents over the Internet in the future, please check the box in the CONSENT section on the reverse side of this proxy card. These documents will be available on or about March 20, 2006 on our website at www.hnicorp.com, under “Investor Information - Annual & Quarterly Reports” and “Investor Information - Proxy Report.” Once you give your consent, it will remain in effect until you notify the Corporation that you wish to resume mail delivery of the annual reports and proxy statements. Even though you give your consent, you still have the right at any time to request copies of these documents.

IF APPLICABLE, WE ENCOURAGE YOU TO PARTICIPATE IN THIS PROGRAM. IT WILL HELP HNI CORPORATION REDUCE PRINTING AND POSTAGE COSTS, AS WELL AS OPERATING EXPENSES.

Thank you.